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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT

                      NEOGEN CORPORATION AND SUBSIDIARIES

                                  May 31, 1997


                                                       Percentage
                                                        Owned By
                                        State            Neogen
                                     Incorporated     Corporation
                                     ------------     -----------

Neogen Research Corporation II         Michigan            90%
Neogen Research Corporation IV         Michigan           100%
Ideal Instruments, Inc.                Michigan           100%
AMPCOR Diagnostics, Inc.               Michigan           100%



All of the subsidiaries listed above are included in the consolidated financial statements of Neogen Corporation.